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                         FULL RECOURSE PROMISSORY NOTE

U.S. $82,500                                               Stamford, Connecticut
                                                                 January 2, 1998

     FOR VALUE RECEIVED, the undersigned, WALTER O. FREDERICKS, a resident of Bedford, New York ("Borrower"), hereby promises to pay to the order of LIFECODES CORPORATION, a Delaware corporation located at 550 West Avenue, Stamford, CT 06902 (the "Corporation"), the principal sum of eighty two thousand five hundred DOLLARS ($82,500) on January 2, 2000, together with accrued interest on the unpaid balance hereof at a rate equal to eight percent (8%).

     The first installment of accrued interest shall be due on January 2, 1999, and the remaining installment of accrued interest and the entire amount of the principal shall be due on Januaray 2, 2000.

     Borrower shall have the right at any time to prepay the entire outstanding amount of this Note and shall have the right at any time to make a partial prepayment.

As security for the payment and performance of Borrower's obligations under this Note, Borrower hereby grants the Corporation a security interest in and pledges and deposits with the Corporation ten thousand (10,000) of the shares of the common stock of the Corporation purchased by the Borrower on the date hereof. In connection herewith, Borrower shall deliver to the Corporation Certificate No. _______ representing the Shares, accompanied by the stock powers and other instruments of assignment as the Corporation may request, duly endorsed in blank by the Borrower.

     The principal amount of the Note shall become immediately due and payable, together with all interest accrued thereon, upon the occurrence of any of the following events:

     1) Any failure to make payment of any installment of principal or interest on the Note or any other default in the performance, or breach, of any other covenant, agreement or provision contained in this Note;

     2) Any default by Borrower in the payment of indebtedness owing to any bank or institutional lender,

     3) Entry of a final judgment against the Borrower for the payment of money in excess of $50,000, without discharge or provision for discharge thereof or procurement of a stay of execution thereof, within 60 days from the date of entry of the judgment;

     4) The institution by Borrower of proceedings under any bankruptcy code or any chapter thereeof, or the consent to the institution of bankruptcy or insolvency proceedings against him, or the filing of a petition or answer or consent seeking reorganization or relief under the applicable bankruptcy code or any chapter thereof or any other applicable national or state law, or the consent by him to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, conservator, sequestrator or other similar official of Borrower or any substantial part of his properties or assets or the making by him of an assignment for the benefit of creditors, or the admission by Borrower in writing of his inability to pay his debts generally as they become due, or the taking of action by Borrower in furtherance of such action;

     5) The death or disability of Borrower or any termination or resignation of Borrower which results in Borrower no longer serving an either an officer or director of the Corporation.

     At the option of the Corporation, immediately and without notice to the Borrower upon the occurrence of an event of default specified in the foregoing subparagraphs of this Note, the obligation of


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the Borrower hereunder shall immediately become due and payable without further action of any kind and this Note shall become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower.

     Borrower further promises to pay all costs and expenses, including reasonable attorney's fees, that may be incurred by the Corporation in attempting or effecting payment or collecting hereunder, or in protecting. sustaining, realizing or foreclosing on the collateral securing this Note, in each case, whether or not suit is instituted.

     Failure by the holder hereof to insist upon performance in accordance with any of the terms of this Note shall not be deemed a waiver of any other obligations under this Note or any collateral securing this Note.

     The Corporation reserves the right to pledge, hypothecate or otherwise dispose of this Note. Any subsequent holder of this Note shall not be subject to (and Borrower expressly waives as against such subsequent holder) any defenses, set-offs, counterclaims or other objections to the payment of this Note.

     This Note is governed by and construed in accordance with the laws of the State of Connecticut for all purposes, without regard to its conflicts of laws provisions.


                                             /s/ Walter O. Fredericks
                                             ----------------------------
                                             Walter O. Fredericks



optionnote: 1/2/93


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                               40 Brook Farm Road
                                Bedford, NY 10506

January 1, 1998

Dean Somer
Lifecodes Corporation
550 West Ave
Stamford, CT 06902

Dear Mr. Somer:

Please find enclosed an executed copy of my January 2, 1993, stock option for 15,000 shares of Lifecodes common stock at $5.50 per share. As described in Paragraph 4 of that contract, I wish to execute a full recourse promissory note in the amount of $82,500 to cover this purchase; kindly have your lawyers and the Committee write and execute a Note for my signature.

I request the option be issued as shares:

     a)   10,000 to Walter 0. Fredericks (SS####-##-####)

     b) 1,000 to Robert J. Fredericks, 694 McCrey Drive, Ballston Spa, NY 12020 (SS#142-44 6169)

     c) 1,000 to Carole A Foran, 18, Rolling Hills Way, Port Murray, NJ 07865 (SS####-##-####)

     d) 1,000 to Kristin L. Fredericks, 137 Clapp St, Milton, MA 02196 (SS####-##-####)

     e) 1,000 to Drew R. Fredericks (o/o Robert J. Fredericks C/F, Under NY Uniform Gift to Minors Act) 694 McCrey Drive, Ballston Spa, NY 12020 (SS####-##-####)

     f) 1,000 to Julia C. Foran (% Carole M. Foran C/F, Under NJ Transfer to Minors Act), 18 Rolling Hills Way, Port Murray, NJ 07865 (SS####-##-####)

If the Committee -requires collateral on the Note, I propose to pledge the 10,000 share certificate, above, which, as determined in the recent Empire Valuations assessment, would cover the amount of the loan.

Thank-you for your prompt attention to this matter.



Sincerely,


/s/ Walter Fredericks